Exhibit 99.1

                 Fred's Reports Third Quarter Results


    MEMPHIS, Tenn.--(BUSINESS WIRE)--Nov. 21, 2006--Fred's, Inc.
(NASDAQ: FRED) today reported financial results for the third fiscal quarter and nine-month period ended October 28, 2006.

    Net income for the third quarter of 2006 totaled $6.0 million or $0.15 per diluted share, representing a decline of 6% from $6.3 million or $0.16 per diluted share in the year-earlier period. The Company's earnings for the third quarter included stock compensation expense of $0.01 per diluted share associated with the implementation of Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" (SFAS 123R); the Company recorded no stock compensation expense in the comparable period last year.

    For the nine months ended October 28, 2006, net income was $17.6 million or $0.44 per diluted share compared with $16.5 million or $0.42 per diluted share in the same period last year, representing increases of 6% in net income and 5% in net income per diluted share. The Company's earnings for the first nine months of 2006 included stock compensation expense totaling $0.02 per diluted share; the Company recorded no stock compensation expense in the year-earlier period.

    Total sales for the third quarter of 2006 increased 8% to $407.9 million from $376.8 million in the same period last year. On a comparable store basis, sales increased 3.0% for the quarter versus a 1.0% increase in the year-earlier period. For the first nine months of 2006, total sales increased 9% to $1.232 billion compared with $1.133 billion in the year-earlier period. Comparable store sales for the first nine months of 2006 increased 2.7% versus a 1.0% increase in the same period last year.

    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "As we announced earlier this month, October interrupted eight consecutive months of on-target sales growth for Fred's. Against the backdrop of an already challenging retail climate, the hurricane relief funding that poured into the Gulf Coast area last year made it difficult to project just how strong recurring sales would be once we lapped those efforts. As we learned, October's sales performance was difficult and caused earnings for the third quarter to fall short of our original plan. On a positive note, these softer sales were offset to some extent by higher gross margins in the third quarter as we continued to focus on reducing markdowns and controlling shrinkage.

    "Looking ahead to the fourth quarter of the year, we remain cautious about the competitive environment and the absence of the relief funds that benefited the fourth quarter of 2005," Hayes continued. "In view of these issues, we expect that comparable store sales performance in the fourth quarter will range from 0% to 3% and, accordingly, diluted earnings per share for the quarter should range from $0.23 to $0.28."

    Fred's gross profit for the third quarter increased 10% to $119.5 million from $108.8 million in the prior-year period. Gross margin for the quarter was 29.3% versus 28.9% last year, reflecting improvements in markdowns and shrinkage controls. Gross profit for the first nine months of 2006 increased 10% to $354.4 million from $322.6 million in the same period last year. Gross margin for the 2006 year-to-date period was 28.8% versus 28.5% in the same period last year.

    Selling, general and administrative expenses for the third quarter of 2006 increased to 27.0% of sales versus 26.3% of sales in the year-earlier period. The increase for the quarter is primarily attributed to greater store expenses to process the heavy seasonal inventory levels. On a year-to-date basis in 2006, selling, general and administrative expenses increased to 26.6% of sales compared with 26.2% of sales in the first nine months of 2005.

    Operating income for the third quarter of 2006 declined 6% to $9.3 million from $9.9 million in the year-earlier period. Operating income was 2.3% of sales in the third quarter of 2006 compared with 2.6% of sales last year. Operating income for the first nine months of 2006 increased 4% to $26.6 million from $25.6 million in the prior-year period. Operating income for the first nine months of 2006 was 2.2% of sales versus 2.3% of sales last year.

    In the third quarter, Fred's opened 16 stores and four pharmacies. The Company closed two stores and one pharmacy. Fred's anticipates that it will open 12 stores and eight pharmacies in the fourth quarter, bringing the total openings for the year to 58 stores and 20 pharmacies.

    Fred's, Inc. operates 687 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's third quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 21, 2006.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                             FRED'S, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)


                            13 Weeks          13 Weeks
                              Ended             Ended
                            Oct. 28,          Oct. 29,       Percent
                              2006              2005          Change
                        ----------------- ----------------- ----------
Net sales               $    407,872       $   376,754         8.3%
Operating income        $     9,302        $    9,861         -5.7%
Net income              $     5,953        $    6,321         -5.8%
Net income per share:
      Basic             $     0.15         $     0.16         -6.3%
      Diluted           $     0.15         $     0.16         -6.3%
Average shares
 outstanding:
      Basic                  39,794             39,661
      Diluted                39,905             39,759


                            39 Weeks          39 Weeks
                              Ended             Ended
                            Oct. 28,          Oct. 29,       Percent
                              2006              2005          Change
                        ----------------- ----------------- ----------
Net sales               $   1,231,675      $  1,132,811        8.7%
Operating income        $    26,555        $    25,552         3.9%
Net income              $    17,574        $    16,526         6.3%
Net income per share:
      Basic             $     0.44         $     0.42          4.8%
      Diluted           $     0.44         $     0.42          4.8%
Average shares
 outstanding:
      Basic                  39,753             39,616
      Diluted                39,857             39,761


                             FRED'S, INC.
             Unaudited Fiscal 2006 Third Quarter Results
               (in thousands, except per share amounts)

                                     13 Weeks         13 Weeks
                                       Ended            Ended
                                     Oct. 28,   % of  Oct. 29,   % of
                                       2006    Total    2005    Total
                                     --------- ------ --------- ------
Net sales                            $407,872  100.0% $376,754  100.0%
Cost of goods sold                    288,374   70.7%  267,942   71.1%
                                     --------- ------ --------- ------
Gross profit                          119,498   29.3%  108,812   28.9%
Selling, general and administrative
 expenses                             110,196   27.0%   98,951   26.3%
                                     --------- ------ --------- ------
Operating income                        9,302    2.3%    9,861    2.6%
Interest expense, net                     287    0.1%      260    0.1%
                                     --------- ------ --------- ------
Income before income taxes              9,015    2.2%    9,601    2.5%
Provision for income taxes              3,062    0.7%    3,280    0.8%
                                     --------- ------ --------- ------
Net income                           $  5,953    1.5% $  6,321    1.7%
                                     ========= ====== ========= ======
Net income per share:
      Basic                          $   0.15         $   0.16
                                     =========        =========
      Diluted                        $   0.15         $   0.16
                                     =========        =========
Weighted average shares outstanding:
      Basic                            39,794           39,661
                                     =========        =========
      Diluted                          39,905           39,759
                                     =========        =========


               Unaudited Fiscal 2006 Nine-Month Results
               (in thousands, except per share amounts)

                                 39 Weeks            39 Weeks
                                   Ended               Ended
                                 Oct. 28,    % of    Oct. 29,    % of
                                   2006      Total     2005     Total
                                ----------- ------- ----------- ------
Net sales                       $1,231,675  100.0 % $1,132,811  100.0%
Cost of goods sold                 877,289    71.2%    810,238   71.5%
                                ----------- ------- ----------- ------
Gross profit                       354,386    28.8%    322,573   28.5%
Selling, general and
 administrative expenses           327,831    26.6%    297,021   26.2%
                                ----------- ------- ----------- ------
Operating income                    26,555     2.2%     25,552    2.3%
Interest expense, net                  502     0.1%        720    0.1%
                                ----------- ------- ----------- ------
Income before income taxes          26,053     2.1%     24,832    2.2%
Provision for income taxes           8,479     0.7%      8,306    0.7%
                                ----------- ------- ----------- ------
Net income                      $   17,574     1.4% $   16,526    1.5%
                                =========== ======= =========== ======
Net income per share:
      Basic                     $     0.44          $     0.42
                                ===========         ===========
      Diluted                   $     0.44          $     0.42
                                ===========         ===========
Weighted average shares
 outstanding:
      Basic                         39,753              39,616
                                ===========         ===========
      Diluted                       39,857              39,761
                                ===========         ===========


                             FRED'S, INC.
                       Unaudited Balance Sheet
                            (in thousands)

                                                   Oct. 28,  Oct. 29,
                                                     2006      2005
                                                   --------- ---------
ASSETS:
Cash and cash equivalents                          $  2,470  $ 19,306
Inventories                                         388,092   342,628
Receivables                                          24,523    18,876
Other non-trade receivables                          15,090    15,831
Prepaid expenses and other current assets            13,370    11,660
                                                   --------- ---------
      Total current assets                          443,545   408,301
Property and equipment, net                         139,928   141,018
Other noncurrent assets                              10,155     8,126
                                                   --------- ---------
      Total assets                                 $593,628  $557,445
                                                   ========= =========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                   $118,893  $105,698
Current portion of indebtedness                         243       585
Current portion of capital lease obligation             393       588
Accrued expenses and other                           43,344    36,963
Deferred tax liability                               19,442    18,388
Income taxes payable                                      0     4,854
                                                   --------- ---------
      Total current liabilities                     182,315   167,076

Long-term portion of indebtedness                    35,080    42,619
Deferred income taxes                                10,842    10,124
Long-term portion of capital lease obligations          192       596
Other noncurrent liabilities                          7,366     6,349
                                                   --------- ---------
      Total liabilities                             235,795   226,764
Shareholders' equity                                357,833   330,681
                                                   --------- ---------
      Total liabilities and shareholders' equity   $593,628  $557,445
                                                   ========= =========


    CONTACT: Fred's, Inc.
             Executive Vice President and Chief Financial Officer
             Jerry A. Shore, 901-362-3733, Ext. 2217